UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 10, 2017

HILL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33961	20-0953973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, 17th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 309-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of John Fanelli, III

On November 10, 2017, John Fanelli, III, Executive Vice President and Chief Financial Officer of Hill International, Inc. (the “Company”), notified the Company of his decision to retire and resign, effective immediately.  Mr. Fanelli’s retirement and resignation were not due to any disagreement with the Company.

Separation Agreement with John Fanelli, III

The Company and Mr. Fanelli have entered into a Separation Agreement and General Release of Claims, dated November 10, 2017 (the “Separation Agreement”). Among other matters, the Separation Agreement provides as follows:

•                                          Mr. Fanelli agrees to provide transition services to the Company for up to 10 hours per week through February 9, 2018 (the “Separation Date”) at a rate of $233.56 per hour.

•                                          Mr. Fanelli will receive a lump sum, less applicable withholdings and deductions, of (i) $232,500 within 30 days from the date of the Agreement and (ii) $232,500 within 30 days following the Separation Date.  The total amount of such payments is equal to the severance amount to which Mr. Fanelli would have been entitled under the Company’s 2016 Executive Retention Plan in the event of a termination without cause or change in control of the Company.

•                                          Mr. Fanelli will receive approximately $66,000 related to accrued vacation.

•                                          In exchange for the above benefits, Mr. Fanelli executed a release of claims in favor of the Company and its affiliates (such release to become effective upon expiration of the applicable revocation period).  Pursuant to the Separation Agreement, Mr. Fanelli agrees to not compete with or the Company or solicit the Company’s customers or employees for a period of two years following the Separation Date.  The Company will be entitled to injunctive relief for any breach of an obligation under the Separation Agreement by Mr. Fanelli.

The foregoing summary of the Separation Agreement is not complete and is qualified in its entirety by the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Appointment of Marco Martinez

The Company has commenced a search for a successor to Mr. Fanelli as Chief Financial Officer.  Effective as of the date of Mr. Fanelli’s resignation, Marco Martinez, age 52, commenced serving as the Interim Chief Financial Officer of the Company and is expected to serve in such capacity until a successor for Mr. Fanelli is appointed. Mr. Martinez brings nearly two decades of financial leadership and analysis experience to the Company.  Most recently, Mr. Martinez served as Senior Vice President and CFO for Pernix Group, Inc., a leading construction company in government, commercial, industrial and power sectors.  Prior to joining Pernix, Mr. Martinez held several financial leadership positions including Vice President and CFO during an 18-year career at MYR Group, a leading specialty contractor serving the electrical infrastructure industry in the U.S. and Canada.

Effective immediately, Mr. Martinez will receive an annual salary of $420,000.

A copy of the Company’s press release regarding these events is filed as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
10.1	Separation Agreement and General Release of Claims, dated November 10, 2017, by and between John Fanelli, III and the Company.
99.1	Press Release, dated November 14, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL INTERNATIONAL, INC.

	By:	/s/ William H. Dengler, Jr.
	Name:	William H. Dengler, Jr.
Dated: November 14, 2017	Title:	Executive Vice President and General Counsel